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                                                                  Press Release
[UnitedAuto Logo]

                                                  UnitedAuto Group, Inc.
                                                  375 Park Avenue, 11th Floor
                                                  New York, NY  10152
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Contact:   Sam DiFeo                           Jim Davidson                         David Bright
           President and Chief Operating       Executive Vice President-            Director, Communications
           Officer                             Finance
           212 230-0475                        212 230-0461                         212 230-0488
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FOR IMMEDIATE RELEASE

      UNITEDAUTO RECEIVES $33.5 MILLION FIRST INSTALLMENT OF $83.0 MILLION
                    INVESTMENT FROM PENSKE CAPITAL PARTNERS

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          ROGER S. PENSKE NAMED CHAIRMAN, SUCCEEDING MARSHALL S. COGAN

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     JAMES A. HISLOP AND RICHARD J. PETERS APPOINTED TO BOARD OF DIRECTORS

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         NEW YORK, NY, MAY 3, 1999 - UnitedAuto Group, Inc. (NYSE: UAG), the
nation's second largest publicly traded automotive retailer, announced today that Penske Capital Partners, L.L.C. had completed the $33.5 million first installment of the $83.0 million in new capital funding obtained by UnitedAuto. Penske Capital Partners is an organization formed in 1997 to make investments in the transportation and transportation services industries.

         Under the terms of the agreement announced on April 12, 1999, UnitedAuto today received the first installment of approximately $33.5 million. The Company issued approximately 3,728 shares of Series A Preferred Stock, which are convertible into approximately 3.7 million shares of common stock, to two affiliates of Penske Capital Partners.

         The Board of Directors named Roger S. Penske as Chairman and Chief Executive Officer. Mr. Penske succeeds Marshall S. Cogan, the Company's founder who will remain as a Director of the Company. The Board also named James A. Hislop, Chairman and Chief Executive Officer of Penske Capital Partners, and Richard J. Peters, President and Chief Executive Officer of R.J. Peters & Company, L.L.C., as Directors. Messrs. Hislop, Penske and Peters succeed Jules
B. Kroll, Robert H. Nelson and Richard H. Sinkfield as Directors. In addition, Karl H. Winters resigned as Executive Vice President-Finance and Chief Financial Officer and Robert H. Nelson resigned as Executive Vice President-Operations. The Board named James R. Davidson as Executive Vice President-Finance.

                                     -more-
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         Upon completion of the second installment of approximately $49.5 million, Penske Capital Partners and its affiliates will designate a majority of the Company's nominees to its Board of Directors. At that time, two additional directors are expected to be named, increasing the number of Directors who serve on the Company's Board from seven to nine.

         Roger S. Penske, Chairman and Chief Executive, stated, "We are pleased to have executed the first phase of our investment in UnitedAuto. We are now positioned to initiate certain operational and strategic changes we feel will enhance UnitedAuto's profitability and support our objective of maximizing shareholder value over the longer-term. We look forward to completing phase two of the transaction as soon as possible."

         As announced on April 12, 1999, in exchange for its investment, Penske Capital Partners will receive preferred stock convertible into UnitedAuto common stock at an average price of $10.00 per share. Penske Capital Partners will also receive warrants to purchase five million shares of common stock, exercisable at $12.50 for a period of 30 months, with any unexercised warrants after 30 months to become exercisable at $15.50 for a successive 30-month period. The convertible preferred stock dividend will be 6.5 percent. The dividend will be paid in kind for the first two years from date of issuance. Upon conversion of the preferred stock and exercise of the warrants in full, the Penske Capital Partners' affiliates will hold approximately 38% of the Company's common stock.

         The second installment of the investment will be received by UnitedAuto at the second closing of the transaction and is subject to a number of conditions, including approval by a majority of UnitedAuto's shareholders and the receipt of third party consents. There can be no assurance when or whether the second installment will occur. If the second installment and the second closing do not occur by December 31, 1999, the Company may be required to repurchase from Penske Capital Partners the investment made at the initial closing. If such shares are not repurchased, the conversion price of the preferred stock will be $9.00 per share.

        The Company stated that it has amended its bank credit agreements and is in compliance with its covenants.

                                     -more-


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         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates dealerships representing 30 brands in Arizona, Arkansas, California, Connecticut, Florida, Georgia, Illinois, Indiana, Louisiana, Nevada, New
Jersey, New York, North Carolina, Puerto Rico, South Carolina, Tennessee and Texas. UnitedAuto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services through UnitedAuto Care, Inc. and UnitedAuto Care Products, Inc.

         Investors in Penske Capital Partners include Penske Corporation and Chase Capital Partners. JP Morgan served as the financial advisor to UnitedAuto on the transaction.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Other factors, including, economic conditions, manufacturer approvals and acquisition risks that could affect these results are described in the reports and other documents filed by the Company with the Securities and Exchange Commission.

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